Exhibit 10.2

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment Agreement (the “Amendment”), dated August 8, 2014 (the “Effective Date”), is between ULTRAGENYX PHARMACEUTICAL INC. (the “Company”) and EMIL D. KAKKIS, M.D., PH.D. (the “Executive”).  Capitalized terms used but not defined herein have the meanings given to them in the Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, effective as of June 15, 2011 (the “Agreement”); and

WHEREAS, the Company and the Executive now desire to amend certain terms of the Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the parties agree as follows:

1.Section II.A. of the Agreement is hereby amended by replacing the reference to “Three Hundred Thousand Dollars ($300,000)” with the term “Five Hundred Thousand Dollars ($500,000).”  All other provisions of Section II.A. of the Agreement shall remain in full force and effect.

2.Section II.B. of the Agreement is hereby deleted in its entirety and replaced with the following:

“B.  Stock Compensation.  Executive may also be eligible to receive grants of options to purchase shares of common stock of the Company or other equity compensation in accordance with the terms of the Company’s equity incentive plans, as may be in effect from time to time (each, a “Plan”), including the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan”), and the Company’s 2014 Incentive Plan, as may be amended from time to time (the “2014 Plan”).  Any such grants shall be in the sole discretion of the Company’s Board of Directors or the compensation committee thereof.  Executive’s entitlement to receive any options or other equity compensation that may be approved is conditioned upon Executive’s signing of the appropriate equity award agreement and is subject to its terms and the terms of the Plan under which the options or other equity compensation are granted, including vesting requirements.

In the event that (i) the Company consummates a Covered Transaction (as defined in the 2014 Plan), (ii) on the date such Covered Transaction is consummated, you are employed by the Company (or its subsidiaries) and (iii) within 12 months after the date such Covered Transaction is consummated, your employment by the Company (or its successor or subsidiaries) is terminated without Cause or you resign such employment for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), in addition to the severance benefits set forth below, all of your outstanding equity-based compensation shall vest in full upon such termination.”

3.Section III.B. of the Agreement is hereby amended by replacing the reference to “six (6) months” with the term “twenty-four (24) months.”  All other provisions of Section III.B. of the Agreement shall remain in full force and effect.

4.Section V.B. of the Agreement is hereby amended by replacing the reference to “twelve (12) months” with the term “twenty-four (24) months.”  All other provisions of Section V.B. of the Agreement shall remain in full force and effect.

5.A new section shall be added to the Agreement as Section VI. as follows (and each existing section of the Agreement from the existing Section VI. through Section XX. shall be renumbered to Section VII. through Section XXI.):

“VI.SECTION 280G

A. Parachute Payments. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section VI. be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if the Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Executive receiving an amount greater than the Reduced Amount.

B.  Order of Reduction.  Any reduction pursuant to Section VI.A. shall be made in a manner consistent with the requirements of Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

C.  Determination.  Any determination required under this Section VI. shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as reasonably requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section VI. For purposes of making the calculations and determinations required by this Section VI., the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section VI.”

6.Section XI. of the Agreement is hereby amended by replacing the address for notice to the Company with the following:

“Company’s Notice Address:

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court, Suite 200

Novato, CA 94949
Attn: Senior Corporate Counsel”

7.Section XIII. of the Agreement is hereby amended by replacing the reference to “separation from service” with the term “Separation from Service.”  All other provisions of Section XIII. of the Agreement shall remain in full force and effect.

8.Except as otherwise expressly amended herein, all terms and provisions of the Agreement shall remain in full force and effect.

9.In the event of a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

10.This Amendment shall be governed by and construed in accordance with the laws of the State of California.

11.This Amendment may be executed simultaneously in two or more counterparts, and by PDF or other electronic transmission, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

[Signature page(s) follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

ULTRAGENYX PHARMACEUTICAL INC.EMIL D. KAKKIS, M.D., PH.D.

By: __/s/ Eran Nadav__________________________/s/ Emil D. Kakkis______________

Name: Eran Nadav, Ph.D.Signature

Title: Chairman, Compensation Committee

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